EXHIBIT 99.1

MedClean Technologies, Inc. Announces Private Offer
to Exchange Warrants

BETHEL, CT, May 19, 2009 /PRNewswire-FirstCall/ -- MedClean Technologies, Inc. (OTC:BB: MCLN) announced today that it has commenced a private offer to exchange all of the Company's existing Common Stock Purchase Warrants with Initial Exercise Dates between July 11, 2008 and August 29, 2008 (“Existing Warrants”) for newly issued Common Stock Purchase Warrants, with a new lower exercise price, exercisable for a lesser number shares of our common stock, par value $0.0001 per share (“Common Stock”), and without a “cashless exercise” right (the “New Warrants”). The offer to exchange is being made upon the terms and subject to the conditions set forth in the confidential offering memorandum dated May 19, 2009 and related letter of transmittal.

The offer to exchange will expire at 5:00 p.m., Eastern Standard time, on June 16, 2009 unless extended by the Company (such time and date, as the same may be extended, the "Expiration Date").

The exercise price of the New Warrants will be determined as of the Expiration Date and will equal the greater of (1) the volume weighted average price (VWAP) of the Common Stock for the five consecutive trading days prior to and including the Expiration Date as reported on the over the counter bulletin board, multiplied by 2, and (2) $0.0075. For example, if the five day VWAP on the Expiration Date was $0.004, then the exercise price of the New Warrants would be $0.008 per share.

The number of shares of Common Stock represented by each New Warrant will equal one-half of the number of shares of Common Stock represented by the corresponding Existing Warrant for which it is exchanged, rounded up to the nearest whole share. For example, for an Existing Warrant for the purchase of 100,000 shares of Common Stock, the number of shares of Common Stock represented by the New Warrant would be 50,000 shares.

Other than the exercise price per share, number of shares of Common Stock represented by the Common Stock Purchase Warrant and the cashless exercise right, the terms of the Existing Warrants and the New Warrants will be identical, including the Initial Exercise Date and the Termination Date.

As of the date hereof there were 48 Existing Warrants outstanding representing rights to purchase a total of 354,838,221 shares of Common Stock.

Tenders may be withdrawn prior to 5:00 p.m., Eastern Standard time, on the Expiration Date unless extended by the Company.

The New Warrants will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any other applicable securities laws and, unless so registered, the New Warrants may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account or benefit of any U.S. person, except pursuant to an exemption from the registration requirements of the Securities Act. The Company will use its best efforts following the completion of the Offer to Exchange to have shares of Common Stock represented by the New Warrants registered pursuant to registration statements filed under the Securities Act in the same proportion as shares of Common Stock represented by Existing Warrants are currently so registered.

The complete terms and conditions of the offer to exchange are set forth in the confidential offering memorandum and related letter of transmittal. The offers are not conditioned on a minimum number of Existing Warrants being tendered. However, the offers are subject to certain other conditions, as more fully described in the confidential offering memorandum.

Documents relating to the offer will only be distributed to current holders of Existing Warrants.

Holders who desire additional information regarding the offer to exchange or additional copies of the confidential offering memorandum or letter of transmittal should contact Hayden IR, the information agent for the offer, (651) 653-1854 or cameron@haydenir.com.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the New Warrants. The offer to exchange Existing Warrants of the Company is only being made pursuant to the offering memorandum and the related letter of transmittal that the Company is distributing to holders in connection with the offer. The offer is not being made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About MedClean Technologies, Inc.

MedClean Technologies, Inc. is a provider of innovative technology and services for the onsite treatment and disposal of regulated medical waste. MedClean's flagship MedClean® Series systems are fully integrated, turnkey technology solutions that enable hospitals and other healthcare providers to safely, efficiently and cost-effectively convert bio-hazardous regulated medical waste into sterile, unrecognizable material suitable for disposal as municipal solid waste. MedClean was founded in 1997 with corporate headquarters, research and development and distribution facilities located in Bethel, Connecticut. Further information on MedClean can be found at http://www.medcleantechnologies.com and in filings with the Securities and Exchange Commission found at http://www.sec.gov.

Statements about our future expectations are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 31, 2008, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Contacts:
MedClean Technologies, Inc.	Investor Contact:
Kevin Dunphy	Cameron Donahue
Chief Financial Officer	Hayden IR
(203) 798-1080	(651) 653-1854